UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 17, 2020

LYDALL, INC.

(Exact name of registrant as specified in its charter)

Commission file number: 1-7665

Delaware	06-0865505
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Colonial Road, Manchester, Connecticut	06042
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (860) 646-1233

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	LDL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

 Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of New Principal Accounting Officer

On March 17, 2020, the Board of Directors of Lydall, Inc. (“Lydall” or the “Company”) appointed John J. Tedone to the position of Vice President, Finance and Chief Accounting Officer of the Company, effective upon the commencement of his employment with Lydall, which will be on or about May 4, 2020 (“Start Date”). As previously disclosed in a Form 8-K filed on January 24, 2020, James V. Laughlan, Vice President and Chief Accounting Officer and the principal accounting officer of the Company, gave notice of his resignation of employment with the Company, effective February 28, 2020, to pursue another opportunity.

Mr. Tedone, age 55, will be joining Lydall from his position as Vice President, Finance and Chief Accounting Officer of Kaman Corporation (“Kaman”), a diversified company that conducts business in the aerospace, medical and industrial markets (NYSE: KAMN). Mr. Tedone joined Kaman in November 2004 as Assistant Vice President, Internal Audit and was promoted to Vice President, Internal Audit in 2006. He transitioned to Vice President, Finance and Chief Accounting Officer in April 2007.

Mr. Tedone will be entitled to receive the following compensation and benefits from the Company: (i) an annual base salary of $265,000; (ii) eligibility to participate in the Company’s Annual Incentive Performance Program at 40% of his actual paid base salary in accordance with the terms and conditions of the program; (iii) the grant of long-term incentive stock estimated at a value of $175,000 split equally between shares of performance-based restricted stock covering that number of shares of the Company’s common stock equal to $87,500 as of the close of market on his Start Date and non-qualified stock options covering that number of shares of the Company’s common stock equal to $87,500, on a Black-Scholes basis, as of the close of market on his Start Date; (iv) a monthly car allowance of $690 and accompanying gas card; and (v) other benefits received by similarly situated employees. The performance-based restricted stock award and the non-qualified option grant will be granted on the close of business of Mr. Tedone’s Start Date under the Lydall 2012 Stock Incentive Plan.

In connection with his appointment, the Company and Mr. Tedone will enter into an agreement, effective as of his Start Date (in substantially the form provided to the Company’s other executive officers), specifying the termination benefits to which Mr. Tedone will be entitled in the event that his employment is terminated by the Company without cause. These termination benefits include one year of salary, bonus (calculated as the average over three prior years) and reimbursement of health insurance premiums. If the termination occurs within 18 months following a change in control, or if Mr. Tedone terminates his employment for good reason (as defined in the agreement) within 18 months following a change in control, his termination benefits will be increased to two years of salary, bonus and reimbursement of health insurance premiums, plus accelerated vesting of his equity awards and a prorated portion of his cash target bonus for the year of termination. The Company’s obligation to provide these termination benefits to Mr. Tedone is subject to his execution without revocation of a valid release in substantially the form attached to the agreement. A copy of the agreement, once executed, will be filed as an exhibit to the Company’s next periodic report.

There are no arrangements or understandings between Mr. Tedone and any other person pursuant to which he was appointed to his positions, and Mr. Tedone is not related to any executive officer or director of the Company. Mr. Tedone has no direct or indirect material interest in any related party transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

Item 7.01 Regulation FD Disclosure

Due to the substantial cessation of North American automotive manufacturing resulting from the impacts of COVID-19, the Company has announced the ramp-down of four manufacturing sites in its Thermal Acoustical Solutions segment and commenced a layoff of approximately 1,000 employees at those sites, effective March 20, 2020. The Company’s press release regarding this announcement is included as an exhibit to this Current Report and incorporated by reference in this Item 7.01.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description of Exhibit
99.1	Press Release, dated March 20, 2020

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LYDALL, INC.

March 20, 2020	By:	/s/ CHAD A. McDANIEL
Chad A. McDaniel
Executive Vice President, General Counsel and Chief Administrative Officer